Exhibit 10.1

The following is a summary description of the arrangements with the Company’s non-employee members of the Board of Directors regarding their compensation:

Each non-employee director is paid an annual retainer of $40,000 for his or her services as a director, and $1,500 for each Board of Directors meeting attended. Each member of the Compensation Committee (other than the Chairperson) receives $1,500 for each Compensation Committee meeting attended; and the Chairperson of the Compensation Committee receives $4,000 for each Compensation Committee meeting attended. Each member of the Audit Committee (other than the Chairperson) receives $2,000 for each Audit Committee meeting attended; and the Chairperson of the Audit Committee receives $5,000 for each Audit Committee meeting attended. Each member of the Nominating and Corporate Governance Committee (other than the Chairperson) receives $1,500 for each Nominating and Corporate Governance Committee meeting attended; and the Chairperson of the Nominating and Corporate Governance Committee receives $3,000 for each Nominating and Corporate Governance Committee meeting attended. All non-employee directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending Board of Directors meetings and committee meetings.

Each director receives an annual option to purchase 10,500 shares of the common stock of Corinthian at the August Board meeting, and the Lead Independent Director of the Board receives an additional annual grant of an option to purchase 5,000 shares of the common stock of the Company. All options are granted at the then-current market price and vest immediately but are not exercisable until the one-year anniversary of the grant date; provided, however, such one-year exercise limitation does not apply in the event of a change-in-control or certain other corporate events. Each director also receives an annual grant of 1,500 deferred stock units (“DSUs”) at the August Board meeting, which vest upon grant but may not be sold, and remain tax-deferred, until the earlier to occur of (i) five years after the date of grant, (ii) the director’s separation from service on the Board, (iii) the director’s death or disability, or (iv) a change-in-control of Corinthian. Directors also may voluntarily elect to receive their annual retainer in an equivalent amount of additional DSUs in lieu of cash. The foregoing summary of the DSU awards is qualified in its entirety by reference to the text of the Form of Director Stock Unit Award Notice, a copy of which was filed as Exhibit 10.2 to the Report on Form 8-K filed with the Securities and Exchange Commission on January 29, 2008.

New non-employee directors elected or appointed at any time other than at the August Board meeting receive an initial inducement grant of 5,000 options to purchase common stock of Corinthian, which vests immediately but is not exercisable until the one-year anniversary of the grant date. Additionally, each new non-employee director also receives (A) a pro-rated stock option grant in an amount equal to the product of (i) the percentage of the year remaining until the next regularly scheduled August Board meeting, and (ii) 10,500, and (B) a pro-rated grant of DSUs in an amount equal to the product of (i) the percentage of the year remaining until the next regularly scheduled August Board meeting, and (ii) 1,500.

Directors also have an ownership guideline equal to 3x the annual cash retainer (3 x $40,000 = $120,000 in fiscal 2008), with no time limit to meet the ownership guideline, but with a requirement to hold 100% of net after-tax profit in shares acquired on option exercise or following DSU distribution until the guideline is met.